Exhibit 23.4

KPMG Audit Tour EQHO 2 Avenue Gambetta CS 60055 92066 Paris La Défense Cedex France	Téléphone : Télécopie : Site internet :	+33 (01) 55 68 68 68 +33 (01) 55 68 73 00 www.kpmg.fr

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statement on Form S-8 of Spark Networks SE to be filed on December 22, 2017 of our report dated August 14, 2017, with respect to the statements of financial position of Samadhi SAS as of September 30, 2016, December 31, 2015 and January 1, 2015 and the related statements of comprehensive income, stockholders’ equity and cash flows for the nine months ended September 30, 2016 and the year ended December 31, 2015, which report appears in the prospectus filed with the U.S. Securities and Exchange Commission by Spark Networks SE on October 19, 2017 pursuant to Rule 424(b) under the Securities Act of 1933 and to the reference to our firm under the heading "Experts" in such prospectus.

Our report dated August 14, 2017 expresses a qualified opinion and includes a Basis for Qualified Opinion paragraph stating that as discussed in Note 1-2) to the financial statements, the financial statements have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission and do not include comparative financial information as required by IAS 1 “Presentation of Financial Statements”.

Paris La Défense, December 22, 2017

KPMG Audit

Division of KPMG S.A.

/s/ Stéphanie Ortega

Stephanie Ortega

Partner